Exhibit 5.1

August 12, 2020

TALEND S.A.

5-7, rue Salomon de Rothschild

92150 Suresnes

France

Re: Registration Statement on Form S-8 of TALEND S.A.

Ladies and Gentlemen:

We are acting as special French counsel for TALEND S.A., a French société anonyme (the “Company”), in connection with the filing of the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 2,300,000 ordinary shares of the Company, par value €0.08 per share (the “Shares”) pursuant to (i) the Company’s 2020 Free Share Plan (the “2020 Free Share Plan”) as approved by the general meeting of shareholders of the Company on June 30, 2020 and by the board of directors on August 4, 2020, (ii) the Company’s 2020 Stock Options Plan (the “2020 Stock Options Plan”) as approved by the general meeting of shareholders of the Company on June 30, 2020 and by the board of directors on August 4, 2020, and (iii) the delegation of authority granted to the board of directors by the general meeting of shareholders of the Company on June 30, 2020 to issue share subscription warrants (bons de souscription d’actions, or BSA) each giving the right to subscribe for one (1) Share (the “Warrants”) and the decision of the board of directors on August 4, 2020 to issue 2,300,000 Warrants according the 2020 Warrants Plan (the “2020 Warrants Plan” and, together with the 2020 Free Share Plan, the 2020 Stock Options Plan the “Plans”). The Shares will be represented by the Company’s American Depositary Shares (“ADSs”).

In connection with the opinion expressed herein, we have examined such documents listed in Schedule 1, records and matters of law as we have deemed relevant or necessary for purposes of such opinion (the “Documents”). We have assumed the genuineness and authenticity of all Documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. In rendering this opinion, as to certain factual matters, we have, with your consent, relied upon oral and written representations of officers of the Company with respect to the accuracy of the factual matters addressed in such representations. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued by the Company pursuant to the Plans have been duly authorized and, when issued in accordance with the respective Plans and against payment of due consideration therefor (to the extent applicable), will be validly issued, fully paid and non-assessable.

The term “non-assessable”, which has no recognized meaning in French law, for the purposes of this opinion means that no present or future holder of such Shares will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person after the issuance of the Shares.

The opinion expressed herein is limited to the laws of France as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. We have made no investigation as to the relevance or accuracy of the statement of facts contained in the Documents.

GIDE LOYRETTE NOUEL A.A.R.P.I.

15 rue de Laborde - 75008 Paris | tél. +33 (0)1 40 75 60 00 | info@gide.com - gide.com | Palais T03

2.

In rendering this opinion, we have assumed that (1) the Registration Statement becomes and remains effective during the period when the Shares are offered, issued and subscribed for, (2) the resolutions listed in Schedule 1 authorizing the Company to issue the Shares pursuant to the Plans as adopted by the extraordinary shareholders’ meeting, the Board of Directors (the “Board”) have not been amended or superseded, have been duly passed at duly convened and held meetings and, with respect to the Board, of duly appointed members and with the applicable award agreements, have been in full force and effect on the date of such awards, (3) for any future awards under the Plans, all the resolutions authorizing the Company to issue the Shares under the respective Plans (x) will be duly passed at duly convened and held meetings and, with respect to the Board, of duly appointed members and (y) with the applicable award agreements, will not be amended or superseded, and will be in full force and effect on the date of such awards and (4) such future awards will be approved by the Board in accordance with applicable law and with the terms of the relevant Plan. We have also assumed that the Company when issuing the Shares will comply with applicable law, the Plans and the resolutions authorizing their issuance and will take all actions required to that effect.

We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in French law or factual matters arising after the date of effectiveness of the Registration Statement.

This opinion is subject to any limitation arising from ad hoc mandate (mandat ad hoc), conciliation (conciliation), accelerated safeguard (sauvegarde accélérée), accelerated financial safeguard (sauvegarde financière accélérée), safeguard (sauvegarde), judicial reorganisation (redressement judiciaire), judicial liquidation (liquidation judiciaire) (including a provision that creditors’ proofs of debts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision instituting the accelerated safeguard (sauvegarde accélérée), the accelerated financial safeguard (sauvegarde financière accélérée), the safeguard (sauvegarde), the judicial reorganisation (redressement judiciaire) and the judicial liquidation (liquidation judiciaire) proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the Shares to be issued and sold pursuant to each Plan under the Securities Act. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Gide Loyrette Nouel A.A.R.P.I.

3.

Schedule 1

•                  a certified copy of an extract of the minutes of the Assemblée générale mixte (ordinary and extraordinary general meeting) of the shareholders of the Company dated June 30, 2020;

•                  a certified copy of an extract of the minutes of the meeting of the Board of Directors of the Company dated August 4, 2020;

•                  a copy of the 2020 Free Share Plan (including the template of Grant Notice) as adopted by the Board on August 4, 2020;

•                  a copy of the 2020 Stock Option Plan as adopted by the Board on August 4, 2020; and

•                  a copy of the template Warrant Agreement, as adopted by the Board on August 4, 2020.